Law Offices of
                                STEPHEN J. THOMAS
                                 416 Main Street
                                   Suite 1012
                                Peoria, IL 61602
                                                             309.637.8888
                                                             309.637.8838



October 8, 1999


Cyntech Technologies, Inc.
4305 Derbyshire Trace, SE
Conyers, Georgia 30094


         RE: Auditor's Request for Opinion re: Pending Claims

Gentlemen:

         As counsel to Cyntech Technologies, Inc., a Utah corporation (the "Company"), we have assisted in the preparation of a Registration Statement on Form 10-SB (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This letter is written in response to your inquiry of September 14, 1999.

          In response to this inquiry, we have examined all documents provided by the Company which might be relevant to the subject of your inquiry. In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity with original and certified documents of all copies submitted to us as conformed, photostatic or other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

        Based upon the information made available to us at this time, it is our opinion that, as of July 1, 1998 and July 1, 1999, there are no pending or threatened litigation claims or assessments against the Company exceeding $5,000.00.

         Further, based upon the information made available to us at this time, it is our opinion that, as of July 1, 1998 and July 1, 1999, there are no unasserted claims or assessments pending against the Company.

         We hereby expressly consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,


Stephen J. Thomas